Exhibit 99.1

	CONTACT:	Brad Forsyth
Chief Financial Officer
NEWS RELEASE		(415) 408-4700

Jesse V. Crews Joins Willis Lease Finance Senior Management Team;

Veteran Industry Leader Named Executive Vice President and Chief Operating Officer

Novato, CA — July 27, 2009—Willis Lease Finance Corporation (NASDAQ: WLFC), a leading lessor of commercial jet engines, today announced Jesse V. Crews will join the company as Chief Operating Officer on July 29, 2009.

“Jesse Crews is a widely recognized leader in the leasing and transportation finance industries with more than 30 years of experience in our markets,” said Charles F. Willis, President and CEO.  “The combination of his solid financial expertise and extensive understanding of aircraft leasing will be very important to us. What’s significant is that Jesse brings a wealth of experience with him in each discipline to our team.  In addition, I look forward to having Jesse participate in the formation and cultivation of joint ventures and business development as well as capital markets enhancement.”

“As a consistently profitable firm with a solid balance sheet and assets now above the $1 billion level, Willis Lease is a great opportunity for me to work with a well-respected management team to move the company to the next level of growth and profitability,” said Crews.

Crews spent 26 years with GATX Corporation (NYSE:GMT), where he served as President and CEO of GATX Capital Corporation, a diversified equipment leasing company with approximately $3.5 billion in assets and $5 billion in managed third party assets.  Over the past five years, he served as a managing director for Fortress Investment Group, (NYSE: FIG) an equity investment firm with approximately $30 billion of funds under management.

Crews earned a Masters in Business Administration from the University of Virginia and a Bachelor of Arts degree in Economics from Yale University.  He is a member of the Board of Trustees for the Darden Graduate School of Business at the University of Virginia.

About Willis Lease Finance

Willis Lease Finance Corporation leases spare commercial aircraft engines and aircraft to commercial airlines, aircraft engine manufacturers and overhaul/repair facilities worldwide.  These leasing activities are integrated with the purchase and resale of used and refurbished commercial aircraft engines.  In June 2009, Willis Lease Finance was added to the Russell 2000 Index, a subset of the Russell 3000 Index, which are both widely used by professional money managers as benchmarks for investment strategies. In July 2009, Willis Lease Finance was ranked 19th on Fortune Small Business Magazine’s (FSB) America’s fastest growing small public companies.

Except for historical information, the matters discussed in this press release contain forward-looking statements that involve risks and uncertainties.  Do not unduly rely on forward-looking statements, which give only expectations about the future and are not guarantees.  Forward-looking statements speak only as of the date they are made; and we undertake no obligation to update them.  Our actual results may differ materially from the results discussed in forward-looking statements.  Factors that might cause such a difference include, but are not limited to, the effects on the airline industry and the global economy of events such as terrorist activity, changes in oil prices and other disruptions to the world markets; trends in the airline industry and our ability to capitalize on those trends, including growth rates of markets and other economic factors; risks associated with owning and leasing jet engines and aircraft; our ability to successfully negotiate equipment purchases, sales and leases, to collect outstanding amounts due and to control costs and expenses; changes in interest rates and availability of capital, both to us and our customers; our ability to continue to meet the changing customer demands; regulatory changes affecting airline operations, aircraft maintenance, accounting standards and taxes; the market value of engines and other assets in our portfolio; and risks detailed in the Company’s Annual Report on Form 10-K and other continuing reports filed with the Securities and Exchange Commission.

Note:  Transmitted on GlobeNewswire on July 27, 2009, at 4:00 p.m. PDT.